News Release
Contacts:
Media Relations
Scott Sloat
240-855-0164
scott.sloat@sprint.com
Investor Relations
Yijing Brentano
800-259-3755
investor.relations@sprint.com
SPRINT NEXTEL REPORTS
SECOND QUARTER 2011 RESULTS

Third consecutive quarter of adding more than
1 million total net new wireless subscribers

•	Best ever postpaid churn

•	Largest quarterly year-over-year postpaid ARPU growth in more than seven years; leading to quarterly sequential and year-over-year growth in wireless service revenue

•	Fourteenth consecutive quarter of improvement in Customer Care Satisfaction

The company's second quarter 2011 earnings conference call will be held at 8 a.m. EDT today. Participants may dial 800-938-1120 in the U.S. or Canada (706-634-7849 internationally) and provide the following ID: 78540006 or may listen via the Internet at www.sprint.com/investor.

OVERLAND PARK, Kan. - July 28, 2011 - Sprint Nextel Corp. (NYSE: S) today reported that during the second quarter of 2011, the company added nearly 1.1 million total net wireless subscribers primarily driven by net prepaid subscriber additions of 674,000, net wholesale and affiliate subscriber additions of 519,000 and net postpaid subscriber additions of 275,000 for the Sprint brand. The company achieved its best ever postpaid churn of 1.75 percent and the lowest prepaid churn in almost six years at 4.14 percent.

Sprint reported second quarter consolidated net operating revenues of $8.3 billion, operating income of $79 million and Adjusted OIBDA* of $1.3 billion. Additionally, the company reported a net loss of $847 million and a diluted loss per share of 28 cents for the quarter, which includes $588 million in equity losses of unconsolidated investments and other ($.20 per share net of tax, which includes the effect of increased valuation allowance of $209 million) and a $52 million charge ($.02 per share, which includes approximately $19 million of related increase in valuation allowance) to tax expense related to recently enacted state law changes in the state of Michigan. Sprint generated $267 million of Free Cash Flow* in the quarter. As of June 30, 2011, the company's total liquidity was $5.2 billion, which consists of $4.3 billion in cash, cash equivalents and short-term investments and $900 million of borrowing capacity available under its revolving bank credit facility. The company's next scheduled debt maturities of $2.3 billion are due in March 2012.

“Sprint's second quarter results, including our fourteenth consecutive quarter of improved customer care satisfaction, our best ever postpaid churn, more than 1 million net wireless subscriber additions and wireless service revenue growth, validate that our focus on providing simplicity, value and an unmatched customer experience is working,” said Dan Hesse, Sprint CEO.

During the second quarter, independent organizations continued to reinforce Sprint's leadership with numerous recognitions and awards. Sprint was unbeaten among major wireless carriers for customer satisfaction according to results from the 2011 American Customer Satisfaction Index. In addition to tying for first place among major wireless carriers, Sprint was also the most improved company in customer satisfaction, across all industries, over the last three years according to the survey. Frost & Sullivan gave Sprint its 2011 North American Wireless Consumers' Choice for Customer Value Enhancement Award. Sprint was recognized as Best-in-Class among North American Business Connectivity and Wireless Providers by research firm ATLANTIC-ACM in 11 different categories including Wireless Sales Reps, Provisioning, Billing and Customer Service. For the second consecutive year, Sprint received the Sustainability Leadership Award at the International Electronics Recycling Conference and Expo.

Sprint further strengthened its award-winning device portfolio by launching or announcing several innovative products and services during the quarter. Sprint launched three more 4G devices, HTC EVO View 4G™, HTC EVO™ 3D and Nexus S™ 4G from Google™. In addition, Sprint announced the coming availability of the first international 4G smartphone, Motorola PHOTON™ 4G later this month. Since launching 4G in 2008, Sprint has introduced or announced 24 4G-capable devices, more than any other U.S. carrier. Sprint's current 4G device portfolio includes five smartphones, a tablet and numerous USB modems, hotspots and routers.

Sprint also launched several other cutting-edge devices, including Motorola XPRT™, Sprint's first Android smartphone to deliver enterprise-class security, personal productivity enhancements and international roaming. Also launched were the award-winning Kyocera Echo™, the nation's first dual-touchscreen Android™ smartphone, and Samsung Galaxy Prevail™, the first CDMA Android device on Boost Mobile. Sprint also launched its fourth green device and first eco-friendly Android smartphone, the award-winning Samsung Replenish. Upcoming launches include Motorola TRIUMPH™, the first Motorola Android smartphone for Virgin Mobile, and Motorola Titanium™, the first Nextel Direct Connect® smartphone built on Android 2.1.

Demonstrating Sprint's open and innovative approach, in April the company launched Google Voice integrated with Sprint for CDMA phones. Sprint also announced that it will partner with Google to launch Google Wallet, an application using near field communication technology to enable smartphones (beginning with Nexus S) to make purchases at select merchants. Additionally, last week Sprint announced an agreement that will give Sprint customers easy access to ServeSM, American Express' recently launched digital payments platform. Sprint also launched 12 more Sprint ID packs, a service that downloads apps, widgets, wallpapers, ringtones and other content related to a person's interest at the push of a button. New Sprint ID packs include the NASCAR Sprint Cup Series ID pack, E! ID Pack and a Green ID pack.

Also in the quarter, Sprint launched several business market initiatives including the Sprint Command Center, a centralized, secure, self-service laboratory for businesses to develop next-generation machine-to-machine (M2M) solutions and the 4G Enterprise WAN - a fixed wireless access solution that provides speed, reliability and secure wireless connectivity to the Sprint Global MPLS network. In addition, last week Sprint unveiled Business Freedom, a ground-breaking set of plans providing businesses the benefits of affordable data and voice plans without the long-term contracts.

Finally, the spectrum hosting agreement announced today with LightSquared demonstrates the growth opportunities made possible through Network Vision. Through spectrum hosting, Sprint can offer carriers and wireless providers the opportunity to more cost-effectively serve their customers by operating on Sprint's nationwide network infrastructure versus building their own network facilities. Network Vision is an innovative approach to network management and utilization that enables products and services that operate across multiple spectrum bands, or airwaves, to operate through a single multi-modal base station and allows Sprint to more efficiently deliver innovative network capabilities today and into the future. Through Network Vision, Sprint can take advantage of new technology, chipsets and CDMA, CDMA-WiMax and CDMA-LTE devices that operate in any of the 800 MHz and 1.9 GHz bands operated by Sprint, along with the 2.5 GHz band operated by Clearwire that offers WiMax 4G service and LightSquared's 1.6 GHz spectrum that will offer 4G LTE service. Through the implementation of Network Vision, Sprint expects to improve its cost structure through lower roaming expenses, backhaul savings and economies of scale and provide added flexibility in how Sprint meets data and voice capacity demands in the future.

CONSOLIDATED RESULTS

TABLE NO. 1 Selected Unaudited Financial Data (dollars in millions, except per share data)

	Quarter To Date			Year To Date
Financial Data	June 30, 2011	June 30, 2010	% r	June 30, 2011	June 30, 2010	% r
Net operating revenues	$8,311	$8,025	4%	$16,624	$16,110	3%
Adjusted OIBDA*	$1,314	$1,501	(12) %	$2,828	$2,979	(5) %
Adjusted OIBDA margin*	17.2%	20.1%		18.6%	19.9%
Operating income (loss)	$79	$(63)	NM	$338	$(243)	NM
Net loss	$(847)	$(760)	(11) %	$(1,286)	$(1,625)	21%
Diluted loss per common share	$(0.28)	$(0.25)	(12) %	$(0.43)	$(0.54)	20%
Capital Expenditures (1)	$640	$437	46%	$1,195	$856	40%
Free Cash Flow*	$267	$709	(62) %	$445	$1,215	(63) %

•
Consolidated net operating revenues of $8.3 billion for the quarter were 4 percent higher than in the second quarter of 2010 and remained relatively flat as compared to the first quarter of 2011. The quarterly year-over-year improvement was primarily due to higher postpaid ARPU, growth in the number of net prepaid subscribers and higher wireless equipment revenues, partially offset by net losses of postpaid subscribers and lower wireline revenues.

•
Adjusted OIBDA* was $1.3 billion for the quarter, including the estimated incremental impact of $120 million from customer acquisition and retention expenditures to remain competitive in the marketplace and $73 million related to disputes and settlements, including Clearwire, and ongoing Network Vision expenses. This compared to Adjusted OIBDA* of $1.5 billion for the second quarter of 2010 and the first quarter of 2011. The quarterly year-over-year decline in Adjusted OIBDA* was primarily due to an increase in wireless cost of service, equipment net subsidy, and wireless SG&A expenses, as well as lower wireline revenues, partially offset by higher postpaid and prepaid service revenues and wireline cost reductions. Sequentially, quarterly Adjusted OIBDA* declined primarily as a result of higher wireless cost of service partially offset by higher prepaid and postpaid service revenues.

•
Capital expenditures(1), excluding capitalized interest of $102 million, were $640 million in the quarter, compared to $437 million in the second quarter of 2010 and $555 million in the first quarter of 2011. Wireless capital expenditures were $546 million in the second quarter of 2011, compared to $319 million in the second quarter of 2010 and $449 million in the first quarter of 2011. During the quarter, the company invested primarily in data capacity as a result of increased data usage to maintain a competitive position in data service and overall network quality. Wireline capital expenditures were $35 million in the second quarter of 2011, compared to $49 million in the second quarter of 2010 and $53 million in the first quarter of 2011.

•
Free Cash Flow* was $267 million for the quarter, compared to $709 million for the second quarter of 2010 and $178 million for the first quarter of 2011. The quarterly year-over-year decline was due to a decline in OIBDA*, increased capital expenditures and other changes in working capital. Sequentially, quarterly Free Cash Flow* increased primarily as a result of lower cash interest payments and pension contributions, changes to certain vendor payment schedules and a $90 million prepayment for spectrum hosting offset by a decline in OIBDA*, higher capital spending, and increased device and accessory inventory.

WIRELESS RESULTS

TABLE NO. 2 Selected Unaudited Financial Data (dollars in millions)

	Quarter To Date			Year To Date
Financial Data	June 30, 2011	June 30, 2010	% r	June 30, 2011	June 30, 2010	% r
Net operating revenues	$7,452	$7,014	6%	$14,865	$14,062	6%
Adjusted OIBDA*	$1,102	$1,224	(10) %	$2,385	$2,420	(1) %
Adjusted OIBDA margin*	16.3%	19.0%		17.7%	18.7%
Capital Expenditures (1)	$546	$319	71%	$995	$630	58%

Wireless Customers

•
The company served over 52 million customers at the end of the second quarter of 2011. This includes 32.9 million postpaid subscribers (27.7 million via the Sprint brand on CDMA, 5 million on iDEN, and 268,000 Nextel PowerSource users who utilize both networks), 13.8 million prepaid subscribers (11.1 million on CDMA and 2.7 million on iDEN) and approximately 5.4 million wholesale and affiliate subscribers, all of whom utilize our CDMA network.

•
For the quarter, Sprint added nearly 1.1 million net wireless customers, including net additions of 573,000 retail subscribers and net additions of 519,000 wholesale and affiliate subscribers as a result of growth in prepaid MVNOs and M2M solutions.

•	Sprint lost approximately 101,000 net postpaid subscribers during the quarter, a net improvement of 127,000, or 56 percent, compared to the second quarter of 2010.

•
The CDMA network added approximately 226,000 net postpaid customers during the quarter, which includes net losses of 49,000 Nextel PowerSource customers. Excluding Nextel PowerSource customer losses, the Sprint brand added 275,000 net postpaid wireless subscribers. The iDEN network lost 327,000 net postpaid customers in the quarter.

•	The company added 674,000 net prepaid subscribers during the quarter, which includes net additions of 1.1 million prepaid CDMA customers, offset by losses of 475,000 net prepaid iDEN customers.

•	The credit quality of Sprint's end-of-period postpaid customers was approximately 83 percent prime.

Wireless Churn

•
For the quarter, Sprint reported its best ever postpaid churn of 1.75 percent, compared to 1.85 percent for the year-ago period and 1.81 percent for the first quarter of 2011. Quarterly postpaid churn improved year-over-year and sequentially primarily as a result of a larger base of customers on fixed rate bundled plans or 4G handsets.

•	Approximately 9 percent of postpaid customers upgraded their handsets during the second quarter, reflecting strong demand for Sprint's handset portfolio and continued strength in contract renewals.

•
Prepaid churn for the second quarter of 2011 was 4.14 percent, compared to 5.61 percent for the year-ago period and 4.36 percent for the first quarter of 2011. The quarterly year-over-year and sequential improvements in prepaid churn were primarily a result of the predominance of Boost Monthly Unlimited subscribers on CDMA and Assurance WirelessSM customers, who on average have lower churn than that of the remainder of our prepaid subscriber base. Prepaid churn also benefited from improvement in churn for Virgin Mobile customers both year-over-year and sequentially.

Wireless Service Revenues

•
Wireless retail service revenues of $6.7 billion for the quarter represent an increase of almost 5 percent compared to the second quarter of 2010 and almost 1 percent compared to the first quarter of 2011. The quarterly year-over-year improvement is primarily due to an increased number of net prepaid subscribers as a result of the Boost Monthly Unlimited offering, additional market launches of Assurance WirelessSM and the re-launch of the Virgin Mobile brand, as well as higher postpaid ARPU, partially offset by net losses of postpaid subscribers since the second quarter of 2010. Sequentially, wireless service revenues increased primarily as a result of growth in net prepaid subscribers and higher postpaid ARPU.

•
Wireless postpaid ARPU increased year-over-year from $55 to $57, the largest year-over-year postpaid ARPU growth in over seven years. Year-over-year, ARPU benefited from higher monthly recurring revenues as a result of premium data add-on charges for smartphones and the greater popularity of fixed-rate bundle plans, partially offset by lower overage, casual data and text revenues. Sequentially, ARPU increased from $56 to $57, primarily as a result of growth in premium data add-on revenues.

•
Prepaid ARPU of $28 for the quarter declined slightly year-over-year and sequentially as a result of a greater mix of Assurance WirelessSM customers who on average have lower ARPU than the remainder of our prepaid subscriber base.

•
Quarterly wholesale, affiliate and other revenues were up $3 million, compared to the year-ago period, and decreased $15 million sequentially, resulting from changes in wholesale revenues from our 3G MVNO relationships.

Wireless Operating Expenses and Adjusted OIBDA*

•	Total wireless operating expenses were $7.5 billion in the second quarter, compared to $7.3 billion in the year-ago period and in the first quarter of 2011.

•
Wireless equipment net subsidy in the second quarter was approximately $1.1 billion (equipment revenue of $690 million, less cost of products of $1.8 billion), compared to approximately $1 billion in the year-ago period and approximately $1.1 billion in the first quarter of 2011. The quarterly year-over-year increase in net subsidy is associated with both postpaid and prepaid handset sales. Within postpaid, the increase in net subsidy includes an increased mix of 4G smartphone sales, which on average carry a higher subsidy rate per handset, impact from a limited time offer which replaced mail-in rebates with instant rebates in select sales channels and increased handset sales volume. Within prepaid, the increase is primarily due to higher handset sales volume as a result of the Boost Monthly Unlimited offering, additional market launches of Assurance WirelessSM and the re-launch of the Virgin Mobile brand. Sequentially, total net subsidy remained relatively flat as lower overall prepaid subsidy was offset by higher average subsidy rate per postpaid handset as a result of instant rebates and a greater mix of 4G smartphones.

•
Wireless cost of service increased approximately 8 percent and 9 percent for the quarterly year-over-year and sequential periods, respectively. The quarterly year-over-year and sequential increases primarily resulted from higher customer data usage and higher service and repair costs as a larger percentage of our customer base is on smartphones.

•
Wireless SG&A expenses increased 6 percent year-over-year but remained relatively flat sequentially. Quarterly year-over-year SG&A expenses increased primarily due to costs related to prepaid subscriber gross additions and account replenishment, higher postpaid and prepaid marketing costs, and higher bad debt, partially offset by improvement in customer care.

•
Wireless depreciation and amortization expense decreased $369 million year-over-year primarily due to the absence of amortization for customer relationship intangible assets related to the 2005 acquisition of Nextel, which became fully amortized as of June 30, 2010, as well as the company's annual depreciable life study reflecting a reduction in the replacement rate of capital additions.

•
Wireless Adjusted OIBDA* of $1.1 billion in the second quarter of 2011 compares to $1.2 billion in the second quarter of 2010 and $1.3 billion in the first quarter of 2011. The quarterly year-over-year decline in Adjusted OIBDA* was primarily due to an increase in cost of service, equipment net subsidy, and SG&A expenses, partially offset by higher postpaid and prepaid service revenues. Quarterly sequential Adjusted OIBDA* declined primarily as a result of higher cost of service partially offset by higher prepaid and postpaid service revenues.

WIRELINE RESULTS

TABLE NO. 3 Selected Unaudited Financial Data (dollars in millions)

	Quarter To Date			Year To Date
Financial Data	June 30, 2011	June 30, 2010	% r	June 30, 2011	June 30, 2010	% r
Net operating revenues	$1,090	$1,272	(14) %	$2,210	$2,569	(14) %
Adjusted OIBDA*	$210	$273	(23) %	$438	$552	(21) %
Adjusted OIBDA margin*	19.3%	21.5%		19.8%	21.5%
Capital Expenditures (1)	$35	$49	(29) %	$88	$105	(16) %

•
Wireline revenues of $1.1 billion for the quarter declined 14 percent year-over-year primarily as a result of an annual intercompany rate reduction based on market prices for voice and IP, the scheduled migration of wholesale cable VoIP customers off of Sprint's IP platform, and lower voice volume. Sequentially, second quarter wireline revenues declined almost 3 percent primarily as a result of continued migration of wholesale cable VoIP customers off of Sprint's IP platform.

•
Total wireline operating expenses were almost $1.0 billion in the second quarter of 2011. Total operating expenses declined 6 percent year-over-year due to lower cost of service from continued declines in voice and cable IP volumes, improvement in SG&A expenses and lower depreciation expenses. Sequentially, second quarter total operating expenses decreased almost 2 percent primarily as a result of lower cost of service from continued decline of voice and cable IP volumes.

•
Wireline Adjusted OIBDA* was $210 million for the quarter, compared to $273 million in the second quarter of 2010 and $228 million reported for the first quarter of 2011. Quarterly wireline Adjusted OIBDA* declined year-over-year and sequentially as a result of lower revenues, partially offset by cost reductions.

Forecast

Sprint Nextel reconfirms its forecast for 2011 as provided in the Forecast section of our first quarter 2011 earnings release dated April 28, 2011. The company expects net postpaid subscriber additions for the full year 2011 and to improve total net wireless subscriber additions in 2011, as compared to 2010. The company expects full year capital expenditures in 2011, excluding capitalized interest, to be approximately $3 billion. In addition, the company expects to generate positive Free Cash Flow* for 2011 and for the second through the fourth quarter of 2011.

*FINANCIAL MEASURES

Sprint Nextel provides financial measures determined in accordance with accounting principles generally accepted in the United States (GAAP) and adjusted GAAP (non-GAAP). The non-GAAP financial measures reflect industry conventions, or standard measures of liquidity, profitability or performance commonly used by the investment community for comparability purposes. These measurements should be considered in addition to, but not as a substitute for, financial information prepared in accordance with GAAP. We have defined below each of the non-GAAP measures we use, but these measures may not be synonymous to similar measurement terms used by other companies.

Sprint Nextel provides reconciliations of these non-GAAP measures in its financial reporting. Because Sprint Nextel does not predict special items that might occur in the future, and our forecasts are developed at a level of detail different than that used to prepare GAAP-based financial measures, Sprint Nextel does not provide reconciliations to GAAP of its forward-looking financial measures.

The measures used in this release include the following:

OIBDA is operating income/(loss) before depreciation and amortization. Adjusted OIBDA is OIBDA excluding severance, exit costs, and other special items. Adjusted OIBDA Margin represents Adjusted OIBDA divided by non-equipment net operating revenues for Wireless and Adjusted OIBDA divided by net operating revenues for Wireline. We believe that Adjusted OIBDA and Adjusted OIBDA Margin provide useful information to investors because they are an indicator of the strength and performance of our ongoing business operations, including our ability to fund discretionary spending such as capital expenditures, spectrum acquisitions and other investments and our ability to incur and service debt. While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent non-cash current period costs associated with the use of long-lived tangible and definite-lived intangible assets. Adjusted OIBDA and Adjusted OIBDA Margin are calculations commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performance and value of companies within the telecommunications industry.

Free Cash Flow is the cash provided by operating activities less the cash used in investing activities other than short-term investments and equity method investments during the period. We believe that Free Cash Flow provides useful information to investors, analysts and our management about the cash generated by our core operations after interest and dividends and our ability to fund scheduled debt maturities and other financing activities, including discretionary refinancing and retirement of debt and purchase or sale of investments.

Net Debt is consolidated debt, including current maturities, less cash and cash equivalents, short-term investments and if any, restricted cash. We believe that Net Debt provides useful information to investors, analysts and credit rating agencies about the capacity of the company to reduce the debt load and improve its capital structure.

SAFE HARBOR

This news release includes “forward-looking statements” within the meaning of the securities laws. The statements in this news release regarding the business outlook, expected performance and forward-looking guidance, as well as other statements that are not historical facts, are forward-looking statements. The words "estimate," "project," "forecast," "intend," "expect," "believe," "target," "providing guidance" and similar expressions are intended to identify forward-looking statements.

Forward-looking statements are estimates and projections reflecting management's judgment based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. With respect to these forward-looking statements, management has made assumptions regarding, among other things, customer and network usage, customer growth and retention, pricing, operating costs, the timing of various events and the economic and regulatory environment.

Future performance cannot be assured. Actual results may differ materially from those in the forward-looking statements. Some factors that could cause actual results to differ include:

•	our ability to attract and retain subscribers;

•	the ability of our competitors to offer products and services at lower prices due to lower cost structures;

•
the effects of vigorous competition on a highly penetrated market, including the impact of competition on the price we are able to charge subscribers for services and equipment we provide and our ability to attract new subscribers and retain existing subscribers; the overall demand for our service offerings, including the impact of decisions of new or existing subscribers between our postpaid and prepaid services offerings and between our two network platforms; and the impact of new, emerging and competing technologies on our business;

•
the ability to generate sufficient cash flow to fully implement our network modernization plan, Network Vision, to improve and enhance our networks and service offerings, implement our business strategies and provide competitive new technologies;

•	the effective implementation of Network Vision, including timing, technologies, and costs;

•	consummation of the LightSquared transaction and the associated financial benefits;

•	changes in available technology and the effects of such changes, including product substitutions and deployment costs;

•	our ability to obtain additional financing on terms acceptable to us, or at all;

•	volatility in the trading price of our common stock, current economic conditions and our ability to access capital;

•
the impact of unrelated parties not meeting our business requirements, including a significant adverse change in the ability or willingness of such parties to provide devices or infrastructure equipment for our CDMA network, or Motorola Mobility, Inc.'s or Motorola Solutions Inc.'s ability or willingness to provide related devices, infrastructure equipment and software applications for our iDEN network;

•	the costs and business risks associated with providing new services and entering new geographic markets;

•	the financial performance of Clearwire and its ability to develop, deploy and maintain its 4G network;

•	the effects of mergers and consolidations and new entrants in the communications industry and unexpected announcements or developments from others in the communications industry;

•	unexpected results of litigation filed against us or our suppliers or vendors;

•	the impact of adverse network performance;

•	the costs or potential customer impacts of compliance with regulatory mandates including, but not limited to, compliance with the FCC's Report and Order to reconfigure the 800 MHz band;

•	equipment failure, natural disasters, terrorist acts or other breaches of network or information technology security;

•
one or more of the markets in which we compete being impacted by changes in political, economic or other factors such as monetary policy, legal and regulatory changes or other external factors over which we have no control; and

•
other risks referenced from time to time in our filings with the Securities and Exchange Commission, including in Part I, Item IA “Risk Factors” of our annual report on Form 10-K for the year ended December 31, 2010 and, when filed, Part II, Item 1A “Risk Factors” of our quarterly report on Form 10-Q for the quarter ended June 30, 2011.

Sprint Nextel believes these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. Sprint Nextel is not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this release. The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this release.

Clearwire's second quarter 2011 results from operations have not yet been finalized. As a result, the amount reflected for Sprint's share of Clearwire's results of operations for the quarter ended June 30, 2011, is an estimate and, based upon the finalization of Clearwire's results, may need to be revised if our estimate materially differs from Clearwire's actual results. Changes in our estimate, if any, would affect the carrying value of our investment in Clearwire, net loss and basic and diluted loss per common share but would have no effect on Sprint's operating income, OIBDA*, Adjusted OIBDA* or consolidated statement of cash flows.

About Sprint Nextel
Sprint Nextel offers a comprehensive range of wireless and wireline communications services bringing the freedom of mobility to consumers, businesses and government users. Sprint Nextel served more than 52 million customers at the end of the second quarter 2011 and is widely recognized for developing, engineering and deploying innovative technologies, including the first wireless 4G service from a national carrier in the United States; offering industry-leading mobile data services, leading prepaid brands including Virgin Mobile USA, Boost Mobile, and Assurance Wireless; instant national and international push-to-talk capabilities; and a global Tier 1 Internet backbone. Newsweek ranked Sprint No. 6 in its 2010 Green Rankings, listing it as one of the nation's greenest companies, the highest of any telecommunications company. You can learn more and visit Sprint at www.sprint.com or www.facebook.com/sprint and www.twitter.com/sprint.

###

Sprint Nextel Corporation
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(Millions, except per Share Data)

TABLE NO. 4
	Quarter To Date			Year To Date
	June 30, 2011	March 31, 2011	June 30, 2010	June 30, 2011	June 30, 2010
Net Operating Revenues	$8,311	$8,313	$8,025	$16,624	$16,110
Net Operating Expenses
Cost of services	2,751	2,584	2,650	5,335	5,282
Cost of products	1,838	1,812	1,580	3,650	3,146
Selling, general and administrative	2,408	2,403	2,294	4,811	4,703
Depreciation	1,121	1,122	1,261	2,243	2,536
Amortization	114	133	374	247	774
Other, net	—	—	(71)	—	(88)
Total net operating expenses	8,232	8,054	8,088	16,286	16,353
Operating Income (Loss)	79	259	(63)	338	(243)
Interest expense	(239)	(249)	(381)	(488)	(753)
Equity in losses of unconsolidated investments and other, net	(588)	(412)	(269)	(1,000)	(511)
Loss before Income Taxes	(748)	(402)	(713)	(1,150)	(1,507)
Income tax expense	(99)	(37)	(47)	(136)	(118)
Net Loss	$(847)	$(439)	$(760)	$(1,286)	$(1,625)
Basic and Diluted Loss Per Common Share	$(0.28)	$(0.15)	$(0.25)	$(0.43)	$(0.54)
Weighted Average Common Shares outstanding	2,994	2,992	2,988	2,993	2,985
Effective Tax Rate	-13.2%	-9.2%	-6.6%	-11.8%	-7.8%

NON-GAAP RECONCILIATION - NET LOSS TO ADJUSTED OIBDA* (Unaudited)
(Millions)

TABLE NO. 5
	Quarter To Date			Year To Date
	June 30, 2011	March 31, 2011	June 30, 2010	June 30, 2011	June 30, 2010
Net Loss	$(847)	$(439)	$(760)	$(1,286)	$(1,625)
Income tax expense	(99)	(37)	(47)	(136)	(118)
Loss before Income Taxes	(748)	(402)	(713)	(1,150)	(1,507)
Depreciation	1,121	1,122	1,261	2,243	2,536
Amortization	114	133	374	247	774
Interest expense	239	249	381	488	753
Equity in losses of unconsolidated investments and other, net	588	412	269	1,000	511
OIBDA*	1,314	1,514	1,572	2,828	3,067
Severance and exit costs (2)	—	—	13	—	(4)
Access costs (3)	—	—	(84)	—	(84)
Adjusted OIBDA*	1,314	1,514	1,501	2,828	2,979
Capital expenditures (1)	640	555	437	1,195	856
Adjusted OIBDA* less Capex	$674	$959	$1,064	$1,633	$2,123
Adjusted OIBDA Margin*	17.2%	19.9%	20.1%	18.6%	19.9%
Selected item:
Deferred tax asset valuation allowance	337	196	302	533	667

Sprint Nextel Corporation
WIRELESS STATEMENTS OF OPERATIONS AND STATISTICS (Unaudited)
(Millions, except subscriber counts and metrics)

TABLE NO. 6
	Quarter To Date			Year To Date
	June 30, 2011	March 31, 2011	June 30, 2010	June 30, 2011	June 30, 2010
Net Operating Revenues
Retail service revenue	$6,708	$6,649	$6,397	$13,357	$12,829
Wholesale, affiliate and other service revenue	54	69	51	123	100
Equipment revenue	690	695	566	1,385	1,133
Total net operating revenues	7,452	7,413	7,014	14,865	14,062
Net Operating Expenses
Cost of services	2,237	2,047	2,066	4,284	4,113
Cost of products	1,838	1,812	1,580	3,650	3,146
Selling, general and administrative	2,275	2,271	2,144	4,546	4,383
Depreciation	1,018	1,012	1,126	2,030	2,269
Amortization	111	131	372	242	769
Other, net	—	—	13	—	(1)
Total net operating expenses	7,479	7,273	7,301	14,752	14,679
Operating (Loss) Income	$(27)	$140	$(287)	$113	$(617)

NON-GAAP RECONCILIATION	Quarter To Date			Year To Date
	June 30, 2011	March 31, 2011	June 30, 2010	June 30, 2011	June 30, 2010
Operating (Loss) Income	$(27)	$140	$(287)	$113	$(617)
Severance and exit costs (2)	—	—	13	—	(1)
Depreciation	1,018	1,012	1,126	2,030	2,269
Amortization	111	131	372	242	769
Adjusted OIBDA*	1,102	1,283	1,224	2,385	2,420
Capital expenditures (1)	546	449	319	995	630
Adjusted OIBDA* less Capex	$556	$834	$905	$1,390	$1,790
Adjusted OIBDA Margin*	16.3%	19.1%	19.0%	17.7%	18.7%

OPERATING STATISTICS	Quarter To Date			Year To Date
	June 30, 2011	March 31, 2011	June 30, 2010	June 30, 2011	June 30, 2010
Retail Postpaid Subscribers
Service revenue (in millions)	$5,594	$5,571	$5,469	$11,165	$11,008
ARPU	$57	$56	$55	$56	$55
Churn	1.75%	1.81%	1.85%	1.78%	2.00%
Net losses (in thousands)	(101)	(114)	(228)	(215)	(806)
End of period subscribers (in thousands)	32,897	32,998	33,161	32,897	33,161
Hours per subscriber	15	14	15	15	15
Retail Prepaid Subscribers
Service revenue (in millions)	$1,114	$1,078	$928	$2,192	$1,821
ARPU	$28	$28	$28	$28	$28
Churn	4.14%	4.36%	5.61%	4.25%	5.67%
Net additions (in thousands)	674	846	173	1,520	521
End of period subscribers (in thousands)	13,797	13,123	11,209	13,797	11,209
Hours per subscriber	14	14	15	14	15
Wholesale and Affiliate Subscribers
Net additions (in thousands)	519	389	166	908	321
End of period subscribers (in thousands)	5,429	4,910	3,799	5,429	3,799
Total Subscribers
Net additions (in thousands)	1,092	1,121	111	2,213	36
End of period subscribers (in thousands)	52,123	51,031	48,169	52,123	48,169

Sprint Nextel Corporation
WIRELINE STATEMENTS OF OPERATIONS AND STATISTICS (Unaudited)
(Millions)

TABLE NO. 7
	Quarter To Date			Year To Date
	June 30, 2011	March 31, 2011	June 30, 2010	June 30, 2011	June 30, 2010
Net Operating Revenues
Voice	$480	$486	$568	$966	$1,153
Data	117	116	133	233	271
Internet	475	497	552	972	1,105
Other	18	21	19	39	40
Total net operating revenues	1,090	1,120	1,272	2,210	2,569
Net Operating Expenses
Cost of services and products	747	759	847	1,506	1,693
Selling, general and administrative	133	133	152	266	324
Depreciation	105	109	134	214	268
Other, net	—	—	(84)	—	(87)
Total net operating expenses	985	1,001	1,049	1,986	2,198
Operating Income	$105	$119	$223	$224	$371

NON-GAAP RECONCILIATION	Quarter To Date			Year To Date
	June 30, 2011	March 31, 2011	June 30, 2010	June 30, 2011	June 30, 2010
Operating Income	$105	$119	$223	$224	$371
Severance and exit costs (2)	—	—	—	—	(3)
Access costs (3)	—	—	(84)	—	(84)
Depreciation	105	109	134	214	268
Adjusted OIBDA*	210	228	273	438	552
Capital expenditures (1)	35	53	49	88	105
Adjusted OIBDA* less Capex	$175	$175	$224	$350	$447
Adjusted OIBDA Margin*	19.3%	20.4%	21.5%	19.8%	21.5%

Sprint Nextel Corporation
CONDENSED CONSOLIDATED CASH FLOW INFORMATION (Unaudited)
(Millions)

TABLE NO. 8	Year to Date
	June 30, 2011	June 30, 2010
Operating Activites
Net loss	$(1,286)	$(1,625)
Depreciation and amortization	2,490	3,310
Provision for losses on accounts receivable	199	219
Share-based compensation expense	37	36
Deferred income taxes	115	110
Equity in losses of unconsolidated investments and other, net	1,000	511
Contribution to pension plan	(112)	—
Other, net	(449)	(184)
Net cash provided by operating activities	1,994	2,377
Investing Activities
Capital expenditures	(1,403)	(922)
Expenditures relating to FCC licenses	(128)	(248)
Change in short-term investments, net	(15)	105
Investment in Clearwire	—	(58)
Other, net	(18)	8
Net cash used in investing activities	(1,564)	(1,115)
Financing Activities
Debt financing costs	(3)	(51)
Repayments of debt and capital lease obligations	(1,653)	(754)
Other, net	9	1
Net cash used in financing activities	(1,647)	(804)
Net (Decrease) Increase in Cash and Cash Equivalents	(1,217)	458
Cash and Cash Equivalents, beginning of period	5,173	3,819
Cash and Cash Equivalents, end of period	$3,956	$4,277

RECONCILIATION TO FREE CASH FLOW* (NON-GAAP) (Unaudited)
(Millions)

TABLE NO. 9
	Quarter Ended			Year To Date
	June 30, 2011	March 31, 2011	June 30, 2010	June 30, 2011	June 30, 2010
Net Cash Provided by Operating Activities	$1,075	$919	$1,255	$1,994	$2,377
Capital expenditures	(759)	(644)	(417)	(1,403)	(922)
Expenditures relating to FCC licenses	(54)	(74)	(133)	(128)	(248)
Other investing activities, net	5	(23)	4	(18)	8
Free Cash Flow*	267	178	709	445	1,215
Debt financing costs	—	(3)	(51)	(3)	(51)
Decrease in debt and other, net	(1)	(1,652)	(752)	(1,653)	(754)
Investment in Clearwire	—	—	(5)	—	(58)
Other financing activities, net	7	2	2	9	1
Net Increase (Decrease) in Cash, Cash Equivalents and
Short-Term Investments	$273	$(1,475)	$(97)	$(1,202)	$353

Sprint Nextel Corporation
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Millions)

TABLE NO. 10
	June 30, 2011	December 31, 2010
Assets
Current assets
Cash and cash equivalents	$3,956	$5,173
Short-term investments	315	300
Accounts and notes receivable, net	3,082	3,036
Device and accessory inventory	1,160	670
Deferred tax assets	165	185
Prepaid expenses and other current assets	504	516
Total current assets	9,182	9,880
Investments and other assets	2,889	3,856
Property, plant and equipment, net	14,379	15,214
Goodwill	359	359
FCC licenses and other	20,468	20,336
Definite-lived intangible assets, net	1,766	2,009
Total	$49,043	$51,654
Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$3,035	$2,662
Accrued expenses and other current liabilities	3,340	3,573
Current portion of long-term debt, financing and capital lease obligations	2,256	1,656
Total current liabilities	8,631	7,891
Long-term debt, financing and capital lease obligations	16,278	18,535
Deferred tax liabilities	6,913	6,802
Other liabilities	3,895	3,880
Total liabilities	35,717	37,108
Shareholders' equity
Common shares	5,987	6,016
Paid-in capital	46,690	46,841
Treasury shares, at cost	—	(227)
Accumulated deficit	(38,885)	(37,582)
Accumulated other comprehensive loss	(466)	(502)
Total shareholders' equity	13,326	14,546
Total	$49,043	$51,654

NET DEBT* (NON-GAAP) (Unaudited)
(Millions)

TABLE NO. 11
	June 30, 2011	December 31, 2010
Total Debt	$18,534	$20,191
Less: Cash and cash equivalents	(3,956)	(5,173)
Less: Short-term investments	(315)	(300)
Net Debt*	$14,263	$14,718

Sprint Nextel Corporation
SCHEDULE OF DEBT (Unaudited)
(Millions)

TABLE NO. 12
			June 30, 2011
ISSUER	COUPON	MATURITY	PRINCIPAL
Sprint Nextel Corporation
Export Development Canada Facility (tranche 1)	3.461%	03/30/2012	$250
Export Development Canada Facility (tranche 2)	4.161%	12/15/2015	500
6% Notes due 2016	6.000%	12/01/2016	2,000
8.375% Notes due 2017	8.375%	08/15/2017	1,300
9.25% Debentures due 2022	9.250%	04/15/2022	200
Sprint Nextel Corporation			4,250
Sprint Capital Corporation
8.375% Notes due 2012	8.375%	03/15/2012	2,000
6.9% Notes due 2019	6.900%	05/01/2019	1,729
6.875% Notes due 2028	6.875%	11/15/2028	2,475
8.75% Notes due 2032	8.750%	03/15/2032	2,000
Sprint Capital Corporation			8,204
Nextel Communications Inc.
6.875% Senior Serial Redeemable Notes due 2013	6.875%	10/31/2013	1,473
5.95% Senior Serial Redeemable Notes due 2014	5.950%	03/15/2014	1,170
7.375% Senior Serial Redeemable Notes due 2015	7.375%	08/01/2015	2,137
Nextel Communications Inc.			4,780
iPCS Inc.
First Lien Senior Secured Floating Rate Notes due 2013	2.398%	05/01/2013	300
Second Lien Senior Secured Floating Rate Notes due 2014	3.523%	05/01/2014	181
iPCS Inc.			481
Tower financing obligation	9.500%	01/15/2030	698
Capital lease obligations and other		2014 - 2022	75
TOTAL PRINCIPAL			18,488
Net premiums			46
TOTAL DEBT			$18,534

Sprint Nextel Corporation
RECONCILIATION OF RETAIL POSTPAID NET LOSSES
TO SPRINT BRANDED POSTPAID NET ADDITIONS
(Thousands)

TABLE NO. 13
	Quarter To Date			Year To Date
	June 30, 2011	March 31, 2011	June 30, 2010	June 30, 2011	June 30, 2010
Retail postpaid net losses	(101)	(114)	(228)	(215)	(806)
Less: iDEN net losses	(327)	(367)	(364)	(694)	(811)
CDMA net additions	226	253	136	479	5
Less (non-Sprint branded net losses):
Nextel PowerSource	(49)	(57)	(89)	(106)	(208)
Helio	—	—	(60)	—	(83)
Sprint branded net additions	275	310	285	585	296

Sprint Nextel Corporation
NOTES TO THE FINANCIAL INFORMATION (Unaudited)

(1) Capital expenditures is an accrual based amount that includes the changes in unpaid capital expenditures and excludes capitalized interest. Cash paid for capital expenditures, which includes $99 million and $102 million of total capitalized interest in the first and second quarters 2011, respectively, can be found in the condensed consolidated cash flow information on Table No. 8 and the reconciliation to Free Cash Flow* on Table No. 9.

(2) Severance and exit costs are primarily related to work force reductions, lease termination charges, and organizational realignment initiatives.

(3) Favorable developments during the second quarter of 2010 relating to disagreements with local exchange carriers resulted in a reduction in expected access costs of $84 million.